UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                              July 18, 2013

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road
Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Termination of Employment of Named Executive Officer

On July 18, 2013 Intersil Corporation (the "Company") entered into  a separation agreement with David Loftus, Senior Vice President of Worldwide Sales and one of the Company’s named executive officers in fiscal year 2012,  whereby Mr. Loftus’ employment with the Company will terminate on or before September 27, 2013 (the “Agreement”).

(e) Separation Agreement and Release

Under the terms of the Agreement, if Mr. Loftus remains employed with the Company through September 27, 2013, his pre-termination salary and benefits will continue through September 27, 2013 and he will receive severance benefits consisting of (i) a lump sum severance payment of $329,000, (ii) continued vesting of stock options, deferred stock units and restricted stock units granted prior to his termination through April 2, 2014, and (iii) continued medical, dental and vision insurance through March 31, 2014.  The Agreement provides that Mr. Loftus’ severance benefits are contingent on his execution of a  release of claims.  The Agreement includes post-termination non-solicitation, non-compete and non-disparagement provisions as well as a perpetual confidentiality covenant.  The foregoing description of the terms and conditions of the Agreement is only a summary and is qualified in its entirety by the full text of such agreement, a copy of which is filed herewith and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

The following document is attached as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Separation Agreement and General Release dated July 18, 2013 between Intersil Corporation and David Loftus.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date:	July 19, 2013	By:	/s/ Thomas C. Tokos
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary